Exhibit 10.6

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is entered into on August 24, 2009 (the “Effective Date”) by and between Martina Molsbergen, a private person acting on her own behalf (“Consultant”) and Sorrento Therapeutics, Inc., a Delaware corporation, having a place of business at 6042 Cornerstone Court West, San Diego, California 92121 (together with its successors and assigns, “Sorrento” or “SORRENTO”). Consultant or SORRENTO may be referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, SORRENTO develops proprietary pharmaceutical and biological products and technologies;

WHEREAS, Consultant provides professional consulting services in the area of business development support; and

WHEREAS, SORRENTO wishes to engage the services of the Consultant for the licensing, initiation of strategic collaborations and providing professional business strategy advice for SORRENTO’s proprietary, stratified medicine approach to patient treatment including SORRENTO’s proprietary ADCC THERASIGHT™ technology and discovery and development of antibody (MAb) therapeutics including SORRENTO’s antibody engineering based Fc Walking™ technology platform to construct human monoclonal antibodies (“Consulting Services”) and Consultant is willing to provide these services to SORRENTO;

NOW THEREFORE, in consideration of the mutual premises and the mutual covenants set forth herein, the Parties, intending to be legally bound, hereby agree as follows:

1. Consulting Services: Consultant is capable of, shall be available to and shall provide to SORRENTO Consulting Services as requested by SORRENTO on a daily basis during the term of this Agreement. The relationship between the Parties pursuant to this Agreement is non-exclusive. Consultant may perform services for other clients and SORRENTO may engage the services of other consultants. Consultant shall carry out her duties in an expert and diligent manner and shall, to the best of her ability, promptly and faithfully comply with and observe all lawful and proper requests which may from time to time be given to Consultant by SORRENTO pursuant to, or within the spirit of, this Agreement. Consultant shall not subcontract any work in connection with this Agreement without the prior written consent of SORRENTO. Consultant shall make herself available a maximum of ten (10) consulting days per month (8h/day). It is at the sole discretion of Consultant to provide consulting services for more than 10 consulting days/month. Consultant will have the title: Vice President, Business Development.

2. Compensation.

2.1 Success Fee Compensation.

2.1. Success Fee Compensation.

-	Retainer. A monthly retainer of two thousand ($2,000) US Dollars which covers a maximum of ten (10) days per month (8h/day). It is at the sole discretion of Consultant to provide consulting services for more than 10 consulting days/month under this retainer.

-	Success fee. If, based on the efforts of Consultant, as reasonably determined by Sorrento, Sorrento signs a license agreement with a third party, Sorrento will pay Consultant a success fee of five percent (5%) of all third party payments payable and actually received by Sorrento (including but not limited to license fees and fees for services provided through Sorrento) under such license agreement within the first 12 months after the effective date of such license agreement.

Consultant shall submit to Sorrento once a month a written, signed report of the time spent performing Consulting Services in the previous month, itemizing in reasonable detail the dates on which the Consulting Services were performed, the number of hours spent on such dates and a brief description of the Consulting Services rendered. Together with such report, Consultant shall provide Sorrento with an invoice for the same month. The time report and invoice shall be sent to Sorrento at 6042 Cornerstone Court West, San Diego, CA 92121. with a copy to Antonius Schuh at his current address or email address. Sorrento shall pay Consultant the undisputed amounts due within thirty (30) days of receipt of the time report and invoice.

-	Equity Compensation: Consultant will participate in SORRENTO’s equity compensation plan (“Plan”), which shall be formed contingent upon, and following, the completion of the merger of SORRENTO and Sorrento Merger Corp., Inc., a wholly-owned subsidiary of QuikByte Software, Inc. (QBSW.OB) (the “Merger”). Following the Merger, Consultant will be granted an option to purchase 25,000 common shares of the parent company resulting from the Merger (“Parent”), with such option vesting in line with the stipulations of the Plan. The option is subject to approval by the board of the Parent.

If SORRENTO receives an upfront fee or milestone payment of more than $1M within 12 months from signing this agreement, which results from a business development opportunity delivered by Consultant (the “Initial Fee/Payment”), as reasonably determined by Sorrento, Consultant will be granted an additional option to purchase 25,000 common shares of Parent, subject to approval by the board of the Parent. If SORRENTO receives an additional upfront fee or milestone payment of more than $1M (exclusive of the Initial Fee/Payment) within 24 months from signing this agreement, which results from a business development opportunity identified by Consultant, as reasonably determined by Sorrento, Consultant will be granted an additional option to purchase 25,000 common shares of Parent, subject to approval by the board of the Parent.

-	SORRENTO shall issue Consultant such options within thirty (30) days of receipt of third party payments that trigger the option grants discussed above.

2.2. Expenses: During the term of this Agreement, SORRENTO shall reimburse Consultant for her pre-approved reasonable expenses incurred in the course of this Agreement (including meal expenses while performing work away from home or SORRENTO’s offices, international telephone and facsimile charges, postage costs, etc) as well as travel expenses based on economy class tickets and the same or similar hotels used by SORRENTO. SORRENTO shall pay Consultant the undisputed amounts due pursuant to submitted reports and invoices within thirty (30) days of receipt thereof. Such reports shall be sent to SORRENTO with copy to Antonius Schuh as set out in Section 2.1.

3. Independent Contractor: Consultant is an independent contractor and not an employee of SORRENTO or its parent, subsidiaries or other affiliates, including Parent (collectively, the “Sorrento Affiliates”). Nothing herein shall be construed to create an employer-employee relationship between SORRENTO or any Sorrento Affiliate, on the one hand, and Consultant, on the other. Consultant will not represent herself to be, or hold herself out as, an employee of SORRENTO or any Sorrento Affiliate. Consultant shall not have any express or implied right or authority to assume or create any obligations on behalf of or in the name of SORRENTO or any Sorrento Affiliate, or to bind SORRENTO or any Sorrento Affiliate to any other contract, agreement or undertaking with any third party. The consideration set forth in Section 2 shall be the sole consideration due to Consultant for the Consulting Services rendered hereunder. It is understood neither SORRENTO nor any Sorrento Affiliate will withhold any amounts for payment of taxes from the compensation of Consultant hereunder. It is the Consultant’s responsibility to comply with any obligations towards tax authorities, which may result from this Agreement and the Consultant shall indemnify SORRENTO and each Sorrento Affiliate against, and hold SORRENTO and each Sorrento Affiliate harmless from, any taxes, social security premiums, costs, penalties, interest or liabilities regarding the potential tax and social security consequences resulting from this Agreement.

4. Confidentiality: In the course of performing Consulting Services, the Parties recognize that Consultant may come in contact with or become familiar with information which SORRENTO or the Sorrento Affiliates may consider confidential (“Confidential Information”). This Confidential Information may include, but is not limited to, information which may be of value to a competitor. Consultant agrees that during the term of this Agreement and for ten (10) years thereafter, Consultant shall maintain all Confidential Information of SORRENTO and each Sorrento Affiliate in confidence and shall not publish, disseminate or otherwise disclose the Confidential Information to any third party. Consultant shall only use the Confidential Information, to the extent necessary, for purposes of the Consulting Services. Consultant shall have the right to request, in writing, that SORRENTO cease its disclosure of Confidential Information, and any Confidential Information that is disclosed to the Consultant by SORRENTO after the receipt of such request shall not be subject to the restrictions on disclosure and use set forth in this Agreement. At any time, whether prior to or upon the termination of this Agreement, Consultant shall promptly on request from SORRENTO deliver to SORRENTO all Confidential Information (including any information derived therefrom) and other property of SORRENTO in her possession relating to SORRENTO and each Sorrento Affiliate, its and their business affairs and clients and/or the Consulting Services.

5. Term: This Agreement shall commence on the Effective Date and shall continue, unless terminated by either Party in accordance with the terms hereof. SORRENTO may, at its option, may offer full time employment to Consultant at any time in its sole and absolute discretion.

6. Termination: Either Party may terminate this Agreement for any reason or no reason by providing thirty (30) days written notice to the other Party, provided that SORRENTO may terminate this Agreement immediately upon notice to Consultant in the event of Consultant’s breach of any term of this Agreement.

7. Notice: Any notice or communication permitted or required by this Agreement shall be deemed effective when personally delivered or deposited, postage prepaid, in the first class mail of the United States properly addressed to the appropriate party at the address set forth below:

If to Consultant:

Martina Molsbergen

Tel:
Tel:

If to SORRENTO:

SORRENTO, Inc.

Attn.:	Antonius Schuh

CEO

6042 Cornerstone Ct. West

San Diego, CA 92121

Tel.:	(TBD) office

8. Intellectual Property: Any work product, including but not limited to inventions, discoveries, trade secrets, works of authorship and other proprietary information (the “Work Product”) that Consultant may make in connection with performing Consulting Services under this Agreement or the Confidential Information disclosed to Consultant hereunder, shall belong exclusively to SORRENTO. If SORRENTO considers the Work Product, in whole or in part, to be an invention for which SORRENTO desires to apply for patents in the United States or any foreign country, Consultant agrees to assign, and hereby irrevocably assigns, to

SORRENTO her entire, right, title and interest, throughout the world, in and to that Work Product, including but not limited to any and all patent applications and patents. Consultant further agrees to cooperate in vesting in SORRENTO the ownership of such Work Product, patent applications and patents, and to cooperate with SORRENTO in the prosecution of patent applications and/or in the enforcement of any intellectual property rights in the Work Product before appropriate patent offices and/or courts, by furnishing such evidence or testimony as is reasonably required. Any cooperation or assistance Consultant provides pursuant to the Section will be at SORRENTO’s sole expense. The consideration for this assignment has been calculated into the fees paid to the Consultant under Section 2.1 for Consulting Services under this Agreement. All works of authorship of Consultant arising from Consulting Services under this Agreement shall be deemed a “work made for hire” and any and all copyright rights shall vest exclusively in SORRENTO. If circumstances are such that the work cannot be a “work made for hire,” Consultant agrees to assign and hereby does assign any and all copyright rights in such work to SORRENTO. Title to all materials and documentation furnished by SORRENTO to Consultant shall at all times remain with SORRENTO. Notwithstanding the foregoing, Consultant shall not be obligated to assign, and is not hereby agreeing to assign to SORRENTO, Consultant’s right, title and interest in and to any work product that Consultant developed entirely on Consultant’s own time without using the Company’s equipment, supplies, facilities, or trade secret information except for work product that either: (i) relates at the time of conception or reduction to practice of the work product to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or (ii) results from any work performed by Consultant for the Company.

9. Compliance with Law: Consultant will comply with all applicable national, federal, state and local laws, statutes, rules and regulations, including current federal guidelines, in the performance of Consulting Services under this Agreement.

10. Site Visits: If required to perform Consulting Services on SORRENTO’s premises, Consultant shall be subject to SORRENTO’s badge and pass requirements in effect at SORRENTO’s premises. Consultant agrees to be bound by all orders, rules and regulations of SORRENTO pertaining to the use of SORRENTO’s facilities. Except for injury or damage caused solely by the fault or negligence of SORRENTO, SORRENTO shall not be liable under any circumstances for any personal or property injury or damage done or suffered by Consultant on SORRENTO’s premises and Consultant shall assume all risk of such injury or damage while on SORRENTO’s premises.

11. Debarment: Consultant certifies that Consultant has not been debarred by the Food and Drug Administration under the Generic Drug Enforcement Act of 1992, or by any other regulatory authority, and that Consultant has not been convicted of a felony under federal law for conduct relating to the development or approval of a drug product or relating to a drug product.

12. Trade Name/Logo: Consultant shall not use the name, trade name, trade mark or logo of SORRENTO or any abbreviation or adaptation thereof, in any advertising, trade display, public statement, or for any commercial purposes without the prior written consent of SORRENTO.

13. Headings: All headings are for convenience only and shall not affect the meaning of any provision hereof.

14. Entire Agreement: This Agreement constitutes the entire agreement of the Parties with regard to the subject matter hereof, and replaces and supersedes all other agreements or understandings, whether written or oral.

15. Amendments: No amendment or extension of the Agreement shall be binding unless in writing and signed by both Parties.

16. Binding Effect: This Agreement shall be binding upon and shall inure to the benefit of Consultant, SORRENTO and Parent and to SORRENTO’s and Parent’s successors and assigns.

17. Assignment: Nothing in this Agreement shall be construed to permit the assignment by Consultant of any of her rights or obligations hereunder, and such assignment is expressly prohibited without the prior written consent of SORRENTO.

18. Indemnification:

18.1 Subject to Section 10, SORRENTO shall indemnify, defend and hold harmless Consultant from any damages, loss, injury, death, costs, fees or expenses which arise from, or are alleged to have arisen from, any claim, lawsuit or other action by a third party, resulting from violation or breach by SORRENTO of any term of this Agreement or of any statute, law or regulation governing SORRENTO.

18.2 Consultant shall indemnify, defend and hold harmless, SORRENTO and its parent, owners, subsidiaries and other affiliates, including Parent, and the officers, directors, and employees of each of them, from any damages, loss, injury, death, costs, fees or expenses which arise from, or are alleged to have arisen from any claim, lawsuit or other action by a third party, resulting from violation or breach by Consultant of any term of this Agreement or of any statute, law or regulation governing the Consulting Services provided by Consultant pursuant to this Agreement.

18.3 Indemnification hereunder shall not apply to the extent any liability, damage, loss or expense is attributable to any negligent or wrongful act or omission, or willful malfeasance, by the party claiming indemnification. Under no circumstances will a Party be liable for consequential, special or indirect damages of the other Party. It shall be a condition precedent to the indemnifying Party’s obligations hereunder that (a) the Party claiming indemnification immediately notifies the other Party of any risk or possible damage once the Party claiming indemnification is aware of the same, (b) that the Party claiming indemnification permits the indemnifying Party to exercise control over the defense thereof, and (c) that the Party claiming indemnification cooperates fully in connection with such defense.

19. Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the application of principles of conflicts of law.

20. Legal: By signing this Agreement, both parties agree that any controversy or claim arising will be resolved by binding arbitration. Binding arbitration will be conducted by a panel of three arbitrators, selected from the American Arbitration Association National Panel of Commercial Arbitrators. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The parties shall allow and participate in discovery in accordance with the Federal Rules of Civil Procedure for a period of ninety days after the filing of an answer or another responsive pleading. Unresolved discovery disputes may be brought to the attention of the chair of the arbitration panel and shall be disposed of by the chair of the panel. The arbitrator may limit the scope, time, and issues involved in discovery. The arbitrator’s decision will be final and non-appealable and may be entered in any court having jurisdiction. Unless and until the arbitrators decide that one party is to pay for all (or a share) of the arbitrators’ fees and expenses, both parties shall share equally in the payment of the arbitrators’ fees as and when billed by the arbitrators. The arbitration will be held in San Diego, CA unless the parties mutually agree in writing to another place.

21. Severability: If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision, so long as the Agreement, taking into account said voided provision, continues to provide the Parties with materially the same benefits as set forth in this Agreement containing said voided provision on the Effective Date. If, after taking into account said voided provision, the Parties are unable to realize materially the same benefits as contemplated under this Agreement on the Effective Date, the Parties shall negotiate in good faith to amend this Agreement to reestablish (to the extent legally permissible) the benefits as provided the Parties under this Agreement on the Effective Date.

22. Conflict of Interest: Consultant represents and warrants that Consultant does not now, and will not during the term of this Agreement, have any contractual obligations that are in conflict with Consultant’s obligations under this Agreement. Consultant further agrees that Consultant will not disclose to SORRENTO, any Sorrento Affiliate or any of its employees, representatives, or agents, any information that Consultant is required to maintain as confidential pursuant to contractual agreements Consultant may have made with third parties.

23. Survival: The following Sections shall survive termination of this Agreement for any reason: Sections 3, 4, 7, 8, 10, 12, 13, 14, 16, 18, 19, 20, 21, 22 and this Section 23.

24. Counterparts: This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and both of which together shall be deemed to be one and the same agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

Sorrento Therapeutics, Inc.

By:	/s/ Antonius Schuh	8/28/09
Name: SORRENTO Therapeutics, Inc. represented by Antonius Schuh
Title: CEO

By:	/s/ Martina Molsbergen	8/24/09
Name: Martina Molsbergen
Title: Consultant